                                                                      Exhibit 11

                      GENICOM Corporation and Subsidiaries
      STATEMENT REGARDING THE COMPANY'S COMPUTATION OF EARNINGS PER SHARE



                                                                         TWELVE MONTHS ENDED
                                                                    -----------------------------
                                                                    DECEMBER 31,       JANUARY 1,
                                                                         1995            1995
                                                                    ------------       ---------
SHARES USED IN THIS COMPUTATION:

Weighted average common shares outstanding                               10,760           10,630

Shares applicable to stock options, net of shares
  assumed to be purchased from proceeds at
  average market                                                          1,278              715
                                                                    -----------        ---------
TOTAL SHARES FOR EARNINGS PER COMMON SHARE
  AND COMMON SHARE EQUIVALENTS (PRIMARY)                                 12,038           11,345

Shares applicable to stock options in addition to
  those used in primary computation due to the use
  of period-end market price when higher than
  average                                                                    18               71
                                                                    -----------        ---------
TOTAL FULLY DILUTED SHARES                                               12,056           11,416
                                                                    ===========        =========


                                      E-36